news release

May 13, 2008	For Immediate Release

Employers Holdings, Inc. Reports First Quarter Earnings

Reno, Nevada—May 13, 2008—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported results for the first quarter ended March 31, 2008.

First quarter consolidated net income was $25.5 million or $0.51 per share in 2008 compared to $27.9 million or $0.53 pro forma per share in the first quarter of 2007. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $20.7 million or $0.42 per share in the first quarter of 2008 and $23.3 million or $0.45 pro forma per share in the first quarter of 2007.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “While our top line is lower first quarter 2008 over first quarter 2007, we continue to see solid increases in our in force policy count. Our growth in California remains strong and benefits from declining loss trends have continued into the first quarter of this year. We are also making progress in completing our acquisition of AmCOMP Incorporated, which will provide us with immediate growth in premium and a more diversified earnings base.”

First quarter net premiums earned declined $13.9 million or 15.5% to $75.9 million in 2008 from $89.8 million in 2007. The decline was largely due to rate decreases resulting from previously enacted reforms in California. The impact of these rate decreases was partially offset by an overall in force policy count increase of 10.7%, from 30,922 at March 31, 2007 to 34,242 at March 31, 2008.

First quarter net investment income decreased $1.9 million in 2008 primarily due to one-time interest income of $1.8 million received in the first quarter of 2007 from the invested net proceeds related to the issuance of common stock as part of the Company’s conversion from a mutual insurance holding company.

Realized losses on investments for the first quarter of 2008 totaled $1.5 million compared with realized gains of $0.2 million for the first quarter of 2007. This difference was primarily due to a $1.5 million other-than-temporary impairment on equity securities.

First quarter losses and LAE decreased 26.5% to $30.6 million in 2008 compared with $41.7 million in 2007. Before the impact of the LPT, losses and LAE would have been $35.4 million in the first quarter of 2008 and $46.3 million in the first quarter of 2007. The decline in losses and LAE was largely due to declines in net earned premiums.

In the first quarter of 2008, commission expense of $10.6 million decreased from $11.7 million in the first quarter of 2007 largely due to the decline in premiums written.

First quarter underwriting and other operating expense decreased to $21.7 million in 2008 from $23.3 million in 2007 primarily due to reduced consulting fees related to the Company’s conversion in the first quarter of last year, a decline in premium taxes and lower general operating expenses.

Income taxes of $5.3 million for the first quarter of 2008 decreased from $7.4 million for the first quarter of 2007 due to lower pre-tax income and effective tax rates. The Company’s effective tax rate was 17.2% in the first quarter of 2008 compared with 21.0% in the first quarter of 2007. The lower effective tax rate in the first quarter of 2008 was largely due to first quarter 2007 non-deductible expenses related to the Company’s conversion.

The first quarter 2008 combined ratio of 83.0% (89.3% before the LPT) improved from the first quarter 2007 combined ratio of 85.4% (90.5% before the LPT). The combined ratio improvement was due primarily to lower losses and LAE partially offset by an increase in the underwriting and other operating expense ratio resulting from lower net earned premiums.

As of March 31, 2008, total stockholders’ equity increased to $396.2 million from $379.5 million at March 31, 2007. Equity, including the deferred reinsurance gain related to the LPT, increased 1.5% to $816.4 million from $804.5 million at December 31, 2007.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Wednesday, May 14, 2008, at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 86248800. International callers may dial (617) 801-6888.

EHI filed its Form 10-Q for the period ended March 31, 2008, with the Securities and Exchange Commission (“SEC”) on Tuesday, May 13, 2008 after the market close. The Form 10-Q is available without charge through the EDGAR system at the SEC's Web site and is also posted on the Company's Web site, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.   Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool or under previous fronting facilities.

Net Premiums Written.   Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.   The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.   Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio.   The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.   The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.   Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.   Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Form 10-Q for the period ended March 31, 2008 and the Company’s 2007 Annual Report on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
______________________________________________________________________

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS is a registered trademark of Employers Insurance Company of Nevada and the marketing brand for a group of companies providing workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions. Please contact your local EMPLOYERS Sales Executive or visit www.employers.com.

CONTACT:
 Media – Trish White, Director, Corporate Communications, twhite@employers.com, (775) 327-2636
 Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)

	Quarter Ended
	March 31,
		2008	2007
	(unaudited)
Revenues
Gross written premiums		$81,674	$96,450
Net written premiums		$79,104	$93,211
Net premiums earned		$75,896	$89,792
Net investment income		18,903	20,835
Realized (losses) gains on investments, net		(1,488)	190
Other income		438	1,140
Total revenues		93,749	111,957

Expenses
Losses and loss adjustment expenses		30,614	41,667
Commission expense		10,623	11,721
Underwriting and other operating expense		21,726	23,300
Total expenses		62,963	76,688

Net income before income taxes		30,786	35,269
Income taxes		5,292	7,403
Net income		$25,494	$27,866

Net income after date of conversion, February 5 through March 31, 2007	$	N/A	$21,395

Reconciliation of net income and EPS to net income and EPS before the impacts of the LPT Agreement
Net income		$25,494	$27,866
Less: Impact of LPT Agreement: Amortization of deferred reinsurance gain – LPT Agreement		4,792	4,587
Net Income before the impacts of LPT Agreement		$20,702	$23,279

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended March 31, 2008	Period February 5, through March 31,
	2008	2007
	(unaudited)
Net Income	$25,494	$21,395

Earnings per common share
Basic	$0.51	$0.40
Diluted	$0.51	$0.40

Weighted average shares outstanding
Basic	49,611,213	53,527,907
Diluted	49,646,553	53,527,907

Pro forma for three months ended March 31, 2007		2007

Net Income		$27,866

Earnings per common share
Basic		$0.53
Diluted		$0.53

Weighted average shares outstanding
Basic (1)		52,155,944
Diluted (1)		52,155,944

	Three months ended March 31, 2008	Pro forma for three months ended March 31,
	2008	2007

Earnings per common share
Basic	$0.51	$0.53
Diluted	$0.51	$0.53

Earnings per common share attributable to the LPT Agreement
Basic	$0.09	$0.08
Diluted	$0.09	$0.08

Pro forma earnings per common share before the LPT Agreement
Basic	$0.42	$0.45
Diluted	$0.42	$0.45

(1)
The pro forma earnings per common share for the three months ended March 31, 2007, was computed using the shares outstanding for the period after the Company’s conversion on February 5, 2007 (53,527,907), and for the period prior to the conversion, assumes the common stock available to eligible members (50,000,002).

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,578,407 at March 31, 2008 and $1,594,159 at December 31, 2007)	$1,605,497	$1,618,903
Equity securities at fair value (cost of $59,059 at March 31, 2008 and $60,551 at December 31, 2007)	95,257	107,377
Total investments	1,700,754	1,726,280

Cash and cash equivalents	178,105	149,703
Accrued investment income	18,623	19,345
Premiums receivable, less bad debt allowance of $6,234 at March 31, 2008 and $6,037 at December 31, 2007	31,284	36,402
Reinsurance recoverable for:
Paid losses	11,141	10,218
Unpaid losses, less allowance of $1,308 at each period	1,041,686	1,051,333
Funds held by or deposited with reinsureds	93,973	95,884
Deferred policy acquisition costs	15,032	14,901
Deferred income taxes, net	58,098	59,730
Property and equipment, net	14,440	14,133
Other assets	16,368	13,299
Total assets	$3,179,504	$3,191,228

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,255,240	$2,269,710
Unearned premiums	64,997	63,924
Policyholders’ dividends accrued	197	386
Total claims and policy liabilities	2,320,434	2,334,020

Commissions and premium taxes payable	8,205	7,493
Federal income taxes payable	10,867	13,884
Accounts payable and accrued expenses	12,456	20,682
Deferred reinsurance gain–LPT Agreement	420,210	425,002
Other liabilities	11,107	10,694
Total liabilities	2,783,279	2,811,775

Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,527,907 and 53,527,907 issued at, and 49,560,635 and 49,616,635
outstanding at, March 31, 2008 and December 31, 2007 respectively	535	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	--	--
Additional paid-in capital	303,494	302,862
Retained earnings	127,053	104,536
Accumulated other comprehensive income, net	41,137	46,520
Treasury stock, at cost (3,967,272 shares at March 31, 2008 and 3,911,272
shares at December 31, 2007)	(75,994)	(75,000)
Total stockholders’ equity	396,225	379,453
Total liabilities and stockholders’ equity	$3,179,504	3,191,228

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$396,225	$379,453
Deferred reinsurance gain – LPT Agreement	420,210	425,002
Total equity including deferred reinsurance gain – LPT Agreement	$816,435	$804,455

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three months ended March 31,
	2008	2007
	(unaudited)
Operating activities
Net income	$25,494	$27,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,618	1,569
Stock-based compensation	632	140
Amortization of premium on investments, net	1,687	1,646
Allowance for doubtful accounts – premiums receivable	197	404
Deferred income tax expense	4,531	3,229
Realized (losses) gains on investments, net	1,488	(190)
Change in operating assets and liabilities:
Accrued investment income	722	(73)
Premiums receivable	4,921	807
Reinsurance recoverable on paid and unpaid losses	8,724	9,146
Funds held by or deposited with reinsureds	1,911	1,711
Unpaid losses and loss adjustment expenses	(14,470)	(571)
Unearned premiums	1,073	2,257
Federal income taxes payable	(3,017)	(6,820)
Accounts payable, accrued expenses and other liabilities	(2,900)	(13,156)
Deferred reinsurance gain–LPT Agreement	(4,792)	(4,587)
Other	(1,734)	(5,346)
Net cash provided by operating activities	26,085	18,032

Investing activities
Purchase of fixed maturities	(5,414)	(102,784)
Purchase of equity securities	(764)	(701)
Proceeds from sale of fixed maturities	11,687	38,112
Proceeds from sale of equity securities	764	1,165
Proceeds from maturities and redemptions of investments Capitalized acquisition costs	2,500 (758)	9,224 —
Capital expenditures and other, net	(1,925)	(467)
Net cash provided by (used in) investing activities	6,090	(55,451)

Financing activities
Issuance of common stock, net	—	486,903
Cash paid to eligible policyholders under plan of conversion	—	(462,989)
Acquisition of treasury stock	(796)	—
Dividend paid to stockholders	(2,977)	—
Net cash (used in) provided by financing activities	(3,773)	23,914

Net increase (decrease) in cash and cash equivalents	28,402	(13,505)
Cash and cash equivalents at the beginning of the year	149,703	79,984
Cash and cash equivalents at the end of the year	$178,105	$66,479

Cash paid for income taxes	$36,200	$72,349

Schedule of non-cash transactions
Stock issued in exchange for membership interest	$—	$281,073

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)

Net Premiums Earned	$75,896	$89,792

Losses and Loss Adjustment Expenses (LAE)	$30,614	$41,667
Losses & LAE Ratio	40.3%	46.4%

Amortization of deferred reinsurance gain - LPT	$4,792	$4,587
Impacts of LPT	6.3%	5.1%
Losses & LAE before impact of LPT	$35,406	$46,254
Losses & LAE Ratio before impact of LPT	46.7%	51.5%

Commission Expense	$10,623	$11,721
Commission Expense Ratio	14.0%	13.1%

Underwriting & Other Operating Expense	$21,726	$23,300
Underwriting & Other Operating Expense Ratio	28.6%	25.9%

Total Expense	$62,963	$76,688
Combined Ratio	83.0%	85.4%

Total Expense before impact of the LPT	$67,755	$81,275
Combined Ratio before the impact of the LPT	89.3%	90.5%